Exhibit 99.1
Contact:
Jim Goff, InterMune, Inc., 415-466-2228, jgoff@intermune.com
INTERMUNE ANNOUNCES THIRD QUARTER 2007 FINANCIAL RESULTS
AND BUSINESS HIGHLIGHTS
BRISBANE, Calif., November 1, 2007 — InterMune, Inc. (Nasdaq: ITMN) today announced results from operations for the third quarter and nine months ended September 30, 2007. InterMune reported a net loss for the third quarter of 2007 of $23.1 million, or $0.66 per share, compared to a net loss of $29.0 million, or $0.88 per share, in the third quarter of 2006, a decrease of approximately 20%.
InterMune reported total revenue in the third quarter of 2007 of $11.4 million, compared with total revenue of $22.5 million in the third quarter of 2006. Total revenue in the third quarter of 2007 primarily consisted of Actimmune® revenue of $10.6 million, which was 53% lower than in the same quarter of 2006, reflecting lower off-label physician prescriptions of Actimmune for the treatment of idiopathic pulmonary fibrosis (IPF), which InterMune does not promote. In early March 2007, InterMune announced that its Phase 3 INSPIRE program for Actimmune in IPF had been discontinued, and that future Actimmune revenue was expected to decline.
Third quarter 2007 research and development (R&D) expenses of $23.4 million were approximately 27% lower than in the third quarter of 2006, primarily due to closure of the INSPIRE trial in the first quarter of 2007. General and administrative (G&A) expenses of $6.4 million were approximately 31% lower than in the same period a year earlier reflecting InterMune’s cost-reduction initiatives and reduced headcount. In addition, third quarter 2007 expenses included a $7.5 million provision for a milestone under the company’s 2002 license agreement with Marnac, Inc. and co-licensors KDL, Inc. and KDL GmbH for the development and commercialization of pirfenidone. Third quarter 2006 expenses included a provision of $6.9 million related to the settlement with the U.S. Department of Justice.

As of September 30, 2007, InterMune had cash, cash equivalents and available-for-sale securities of approximately $264.3 million. The September 30 balance includes approximately $73.4 million in net proceeds from a public offering of common stock which closed on September 26, 2007.
Dan Welch, President and Chief Executive Officer of InterMune, said, “The third quarter was very successful from both the financial and clinical development perspectives. The $73.4 million raised through our public offering will help provide the resources to rapidly advance our two clinical-stage programs: pirfenidone in Phase 3 for the treatment of idiopathic pulmonary fibrosis (CAPACITY) and ITMN-191 for the treatment of patients chronically infected with the hepatitis C virus. We were pleased to initiate during the quarter the important Phase 1b study of ITMN-191, our first experience with the compound in HCV patients.”
Results for the Nine Months Ended September 30, 2007
InterMune also reported financial results for the nine months ended September 30, 2007. The net loss for the nine-month period was $63.7 million, or $1.85 per share, compared with a net loss of $85.8 million, or $2.60 per share in the first nine months of 2006, representing a 26% reduction.
Total revenue in the first nine months of 2007 was $57.1 million, compared with total revenue of $71.0 million in the same period of 2006, a decrease of 20%. Revenue from sales of Actimmune totaled $44.6 million in the first nine months of 2007, a decline of $26.4 million, or 37% from the comparable period in the prior year, reflecting lower off-label sales of Actimmune for the treatment of IPF, which InterMune does not promote. Revenue from the collaboration with Roche for the development of protease inhibitors, including ITMN-191, was $12.5 million in the first nine months of 2007, consisting of a $10.0 million development milestone payment and $2.5 million in amortization of the initial upfront and manufacturing milestone payments. The Roche collaboration was initiated in October 2006.
R&D expenses were $80.8 million in the first nine months of 2007, a $2.4 million or 3% increase when compared to the same period of 2006. The increase was primarily due to the rapid pace of enrollment of the Phase 3 CAPACITY program in the first five months of 2007 and conduct of the Phase 1a study of ITMN-191, which enrolled its first patient in January 2007 and was completed in May 2007, partially offset by reduced costs related to the discontinuation of the INSPIRE program. G&A expenses of $23.0 million in the first nine months of 2007 were approximately 23% lower than in the first nine months of 2006, reflecting the positive impact of cost reductions and lower headcount related to the closure of the INSPIRE trial for Actimmune.
On March 20, 2007, InterMune announced that it would reduce staffing levels by approximately 50% as a result of the termination of the INSPIRE trial. InterMune recorded charges for restructuring-related expense associated with these operational changes of approximately $1.3 million, $8.6 million and $0.3 million in the first, second and third quarters of 2007, respectively. Approximately $6.8 million of the restructuring charges in the second quarter were related to termination of an existing supply agreement with Boehringer Ingelheim Austria for the commercial and clinical supply of Actimmune.
Third Quarter and Recent Highlights
•	On September 18 the company provided additional detail on the results of the Phase 1a single ascending-dose study of ITMN-191 (R7227). The study was completed in May 2007, enrolling a total of 64 healthy volunteers. ITMN-191 was well tolerated in all doses evaluated in the Phase 1a study. No Serious Adverse Events were reported and no volunteer discontinued the study due to an Adverse Event (AE). All AEs in subjects receiving ITMN-191 were classified as mild (CTCAE Grade 1). The most common AEs reported were gastrointestinal-related and consisted of mild diarrhea and mild abdominal pain, occurring predominantly in the highest dose group, appeared to be attenuated in the presence of food and rapidly resolved without intervention. No clinically significant laboratory abnormalities or electro-cardiogram changes were reported.

•	On September 26 InterMune announced that it had begun dosing patients in its Phase 1b multiple ascending-dose (MAD) clinical trial evaluating ITMN-191 in patients with chronic hepatitis C virus (HCV). The Phase 1b placebo-controlled study is anticipated to enroll approximately 40 HCV patients in three dosing cohorts and is designed to assess the effect of multiple doses of ITMN-191 given as a monotherapy on viral kinetics, viral resistance, pharmacokinetics, safety and tolerability. Patients will be administered ITMN-191 twice per day (BID) or three-times per day (TID) with a meal for a period of

14 days. InterMune expects to announce initial top-line viral kinetic and safety results from the Phase 1b study in the first quarter of 2008.
•	On September 26, InterMune completed a follow-on public offering of 4,025,000 shares of common stock, including the underwriters’over-allotment, at a price of $19.50 per share. Net proceeds to InterMune were approximately $73.4 million after deduction of underwriting fees and other related expenses.
2007 Guidance for Operating Expenses
InterMune today reiterated its forward-looking guidance with respect to operating expenses in 2007.
For the year ending December 31, 2007, R&D expense is anticipated to be in a range of approximately $100 to $110 million, net of development cost reimbursements under the Roche collaboration. G&A expense is anticipated to be towards the high end of the previously provided guidance range of approximately $25 to $35 million. These ranges are unchanged from the financial guidance provided on August 7, 2007, and exclude restructuring or retention expenses related to discontinuation of the INSPIRE trial.
Conference Call and Webcast Details
InterMune will host a conference call today at 4:30 p.m. EDT to discuss its financial results for the third quarter and first nine months of 2007, its forward-looking financial guidance and its clinical development programs. Interested investors and others may participate in the conference call by dialing 888-799-0528 (U.S.) or 706-634-0154 (international), conference ID# 21419365. A replay of the webcast and teleconference will be available approximately three hours after the call.
To access the webcast, please log on to the company’s website at www.intermune.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required.
The teleconference replay will be available for 10 business days following the call and can be accessed by dialing 800-642-1687 (U.S.) or 706-645-9291 (international), and entering the conference ID# 21419365. The webcast will remain available on the company’s website until the next earnings call.
About InterMune
InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and hepatology. InterMune has a pipeline portfolio addressing idiopathic pulmonary fibrosis (IPF) and hepatitis C virus (HCV) infections. The pulmonology portfolio includes the Phase 3 program, CAPACITY, which is evaluating pirfenidone as a possible therapeutic candidate for the treatment of patients with IPF and a research program focused on small molecules for pulmonary disease. The hepatology portfolio includes the HCV protease inhibitor compound ITMN-191 (referred to as R7227 within the Roche research and development programs) in Phase 1b, a second-generation HCV protease inhibitor research program, and a research program evaluating a new target in hepatology. For additional information about InterMune and its R&D pipeline, please visit www.intermune.com.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that reflect InterMune’s judgment and involve risks and uncertainties as of the date of this release, including without limitation the statements related to anticipated future financial results and product development. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements.
Factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in InterMune’s most recent annual report on Form 10-K filed with the SEC on March 30, 2007 (the “Form 10-K”) and other periodic reports filed with the SEC, including the following: (i) the risk that physician prescriptions of Actimmune for the treatment of IPF, an indication for which Actimmune has not been approved by the FDA, have declined following the March 2007 termination of the Phase 3 INSPIRE trial of Actimmune in IPF and InterMune’s revenue is expected to continue to decline; (ii) risks related to regulation by the FDA and other agencies with respect to InterMune’s communications with physicians concerning Actimmune for the treatment of IPF; (iii) reimbursement risks associated with third-party payors; (iv) risks related to whether InterMune is able to obtain, maintain and enforce patents and other intellectual property; (v) risks related to significant regulatory, supply and competitive barriers to entry; (vi) risks related to the uncertain, lengthy and expensive clinical development and regulatory process, including having no unexpected safety, toxicology, clinical or other issues; (vii) risks related to achieving positive clinical trial results; (viii) risks related to timely patient enrollment and retention in clinical trials; (ix) the results of the InterMune CAPACITY trials of pirfenidone may differ materially from those of the Shionogi & Co., Ltd. Phase 3 trial of pirfenidone; (x) the results as reported by Shionogi concerning their Phase 3 trial may differ from those published or presented in a peer-reviewed forum; and (xi) risks related to the company’s manufacturing strategy, which relies on third-party manufacturers and which exposes InterMune to additional risks where it may lose potential revenue. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the Form 10-K and InterMune’s other periodic reports filed with the SEC, all of which are available via InterMune’s web site at www.intermune.com.
Actimmune® is a registered trademark of InterMune, Inc. Each other trademark, trade name or service mark appearing in this news release belongs to its holder.
Financial tables follow
InterMune, Inc.
PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2007	2006	2007	2006
Revenue, net
Actimmune	$10,553	$22,496	$44,611	$70,963
Collaboration revenue	818	—	12,454	—

Total revenue, net	11,371	22,496	57,065	70,963

Costs and expenses:
Cost of goods sold	3,491	4,546	12,051	16,057
Research and development	23,438	32,084	80,833	78,414
General and administrative	6,380	9,212	22,966	30,002
Provision for milestone	7,500	—	7,500	—
Provision for government settlement	—	6,944	—	36,944
Restructuring charges	317	—	10,246	—

Total costs and expenses	41,126	52,786	133,596	161,417

Loss from operations	(29,755)	(30,290)	(76,531)	(90,454)

Interest income	2,510	2,283	7,754	6,653
Interest expense	(726)	(314)	(2,185)	(943)
Other income (expense)	(196)	(40)	2,326	(167)

Loss from continuing operations	(28,167)	(28,361)	(68,636)	(84,911)
Discontinued operations:
Income (loss) from discontinued operations	5,043	(623)	4,915	(839)

Net loss	$(23,124)	$(28,984)	$(63,721)	$(85,750)

Basic and diluted net loss per share:
Continuing operations	$(0.81)	$(0.86)	$(1.99)	$(2.58)
Discontinued operations	$0.15	$(0.02)	$0.14	$(0.02)

Net loss per share	$(0.66)	$(0.88)	$(1.85)	$(2.60)

Shares used in calculating basic and diluted net loss per share	34,801	33,100	34,394	32,932

InterMune, Inc.
PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	September 30,	December 31,
	2007	2006
Cash, cash equivalents and available-for-sale securities	$264,319	$214,548
Other assets	27,497	43,035

Total assets	$291,816	$257,583

Total other liabilities	$32,893	$34,731
Liability under government settlement	34,356	33,116
Deferred collaboration revenue	67,079	59,533
Convertible senior notes	170,000	170,000
Stockholders’ equity (deficit)	(12,512)	(39,797)

Total liabilities and stockholders’ equity (deficit)	$291,816	$257,583

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